Exhibit 10.38

AMENDMENT TO LETTER AGREEMENT

Robert H. Ewald

WHEREAS, Silicon Graphics, Inc. (the “Company”) and Robert H. Ewald (“Executive”) previously entered into a letter agreement with respect to Executive’s employment with the Company, dated as of April 4, 2007 (the “Letter Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Letter Agreement to provide for certain additional payments in the event of termination of Executive’s employment following a Change in Control, as defined in the Letter Agreement;

WHEREAS, the Company and the Executive desire to amend the Letter Agreement to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended;

THEREFORE, the Company and the Executive hereby enter into this Amendment Agreement effective as of September 8, 2008 and agree as follows:

A.    The first paragraph under Section 8 of the Letter Agreement shall be amended to add the following sentence to the end thereof:

The Release Agreement must be signed by you within the forty-five (45) day period following the date your employment terminates. Notwithstanding the foregoing, in the event of your death the condition of your signing a Release Agreement shall not apply.

B.    Section 8.a and 8.b of the Letter Agreement are amended in their entirety to read as follows:

a.    Severance Pay. The Company will continue to pay your then current base salary for twelve (12) months following your termination date, in accordance with the Company’s standard payroll practices, commencing with the payroll period that begins immediately after the 45th day following the date your employment terminates, subject to any delay required pursuant to Section 11 below, provided, however, that in the event such termination occurs within twenty-four (24) months following a Change in Control, then, subject to any delay required pursuant to Section 11 below, the Company will (x) continue to pay your then current base salary for twenty-four (24) months following your termination date, in accordance with the Company’s standard payroll practices, commencing with the payroll period that begins immediately after the 45th day following the date your employment terminates, and (y) pay, on the payroll date for the payroll period that begins immediately after the 45th day following the date your employment terminates, the prorated amount of your annual bonus at target under the Company’s corporate annual executive incentive plan or a similar incentive plan in which all senior executives participate (the “Target Bonus”) for the calendar year in which such termination occurs (which shall be equal to (i) the number of full months that you were employed by the Company during such calendar year prior to such termination divided by twelve (12), multiplied by (ii) the amount of such Target Bonus), with payments under (x) and (y) being subject to any delay required pursuant to Section 11 below; and

b.    COBRA Premium Payments. If you timely elect to continue group health coverage under federal COBRA or any applicable state law providing for continuation of group health coverage, the Company will pay the COBRA premiums until the earlier of: (x) the one-year anniversary of your employment termination date and (y) the date that you become eligible to receive such benefits from a subsequent employer or elsewhere. You agree that you will promptly notify the Company when you become eligible for such benefits pursuant to (y). In the event that such termination occurs within twenty-four (24) months following a Change in Control, the period described in (x) shall be extended up to the two-year anniversary of your employment termination date (provided you continue to be eligible for such continuation coverage under federal or state law), subject to (y).

C.    Section 9 of the Letter Agreement shall be amended to add the following paragraphs to the end thereof:

In the event that any payment or benefit you would receive from the Company pursuant to a Change in Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code or any similar or successor provision and (ii) but for this Section 9, be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

D.    No Other Changes to Letter Agreement: The rights, benefits, duties and obligations of the parties otherwise set forth under the Letter Agreement shall not be modified by this Amendment Agreement except as expressly amended hereby.

E.    Voluntary Agreement: The Executive and the Company represent and agree that each has reviewed all aspects of this Amendment Agreement, has carefully read and fully understands all provisions of this Amendment Agreement, has had opportunity to review any and all aspects of this Amendment Agreement with the legal, tax or other advisors of such party’s choice, and is voluntarily entering into this Amendment Agreement.

F.    Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument.

Each of the parties has executed this Amendment Agreement, in the case of the Company by its duly authorized officer, as of the date set forth below.

EXECUTIVE: Robert H. Ewald

/s/ Robert H. Ewald		Dated:	9/5/08

COMPANY: Silicon Graphics, Inc.

By:	/s/ Anthony Grillo	Dated:	9/8/08
Title:	Chairman, SGI

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